Exhibit 99.1

   Cheniere Energy Closes Sale of 5 Million Shares of Common Stock;
    ChevronTexaco Terminates Equity Negotiations on Sabine Pass LNG

    HOUSTON--(BUSINESS WIRE)--Dec. 8, 2004--Cheniere Energy, Inc. (AMEX:LNG) announced that it has closed its previously announced public offering of 5 million shares of common stock at $60 per share, generating net cash proceeds of approximately $286,100,000 after deduction of underwriting discounts and expenses. The offering was made under the Company's currently effective shelf registration statement. Net proceeds are expected to be used to fund the equity requirements of the project financing for Cheniere's Sabine Pass LNG receiving terminal or other general corporate purposes.
    Separately, after closing of the public offering, Cheniere Energy's wholly owned limited partnership Sabine Pass LNG, L.P. (Sabine) received notice from ChevronTexaco that Chevron U.S.A. Inc.
(CUSA) has determined not to continue negotiations regarding CUSA's proposed acquisition of an equity interest in Sabine. ChevronTexaco also notified Cheniere that, as previously announced, CUSA will advise Sabine on or before December 20, 2004, whether it will proceed forward with its November 8, 2004, Terminal Use Agreement as a long-term user of reserved capacity at Cheniere's Sabine Pass LNG terminal.
    Cheniere Energy, Inc. is a Houston-based developer of LNG Receiving Terminals and a Gulf of Mexico E&P company. Cheniere is developing Gulf Coast LNG Receiving Terminals near Sabine Pass in Cameron Parish, LA, in which it holds 100%; near Corpus Christi, TX, in which it holds 66.7%; and near the city of Cameron in Cameron Parish, LA in which it holds 100%. Cheniere is also a 30% limited partner in Freeport LNG Development, L.P., which is developing an LNG Receiving Terminal in Freeport, Texas. Cheniere conducts exploration for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere also owns 9% of Gryphon Exploration Company, along with Warburg, Pincus Equity Partners, L.P. which owns 91%. Additional information about Cheniere Energy, Inc. may be found on its Web site at www.Cheniere.com.

    This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

    CONTACT: Cheniere Energy, Inc.
             David Castaneda, 713-265-0202
             Info@Cheniere.com